EXHIBIT 21

ADOBE SYSTEMS INCORPORATED

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Legal Name	Jurisdiction of Incorporation/Formation
The Americas:
Adobe International LLC	Delaware
Adobe Macromedia Software LLC	Delaware
Adobe Systems Brasil Limitada	Brazil
Adobe Systems Federal LLC	Delaware
Antepo, Inc.	Delaware
Adobe Systems Canada Inc.	Canada
Virtual Ubiquity, Inc.	Massachusetts

Europe:
Adobe Systems Benelux BV	The Netherlands
Adobe Systems Danmark ApS	Denmark
Adobe Systems Direct Limited.	United Kingdom
Adobe Systems Engineering GmbH	Federal Republic of Germany
Adobe Systems Europe Limited.	United Kingdom
Adobe Systems France SAS	France
Adobe Systems GmbH	Federal Republic of Germany
Adobe Systems (Schweiz) GmbH	Switzerland
Adobe Systems Iberica SL	Spain
Adobe Systems Italia SRL	Italy
Adobe Systems Nordic AB	Sweden
Adobe Systems Norge AS	Norway
Adobe Systems Romania SRL	Romania
Adobe Systems s.r.o.	Czech Republic
Adobe Software Trading Company Limited	Ireland
Adobe Systems Software Ireland Limited	Ireland
Adobe Systems Istanbul Yazilim Ticaret Limited Sirketi	Turkey
Frame Technology International Limited	Ireland
Macromedia Europe Limited	United Kingdom
Macromedia Ireland Limited	Ireland
Mobile Innovation Limited.	United Kingdom
Okyz SAS	France
YaWah ApS	Denmark

Africa:
Adobe Systems South Africa (Proprietary) Limited	South Africa

Asia:
Adobe Systems Co. Ltd.	Japan
Adobe Systems Hong Kong Limited	Hong Kong
Adobe Systems India Private Limited.	India
Adobe Systems Korea Ltd.	Korea
Adobe Systems Pte. Ltd.	Singapore
Adobe Systems Pty. Ltd.	Australia
Adobe Systems Software (Beijing) Co. Ltd.	China
Adobe Systems New Zealand Limited.	New Zealand
Macromedia South Asia Pte. Ltd.	Singapore

All subsidiaries of the registrant are wholly owned, directly or indirectly by Adobe and do business under their legal names.